FIRST INVESTORS CORPORATION
                                 95 WALL STREET
                            NEW YORK, NEW YORK 10005

                              ASSOCIATE'S AGREEMENT

     This Agreement shall govern affiliation with First Investors Corporation ("Company") as a registered representative ("Representative") or manager ("Manager") of the Company. I agree to comply with the terms and conditions set forth in this Agreement in consideration for the sales and administrative support, initial and ongoing training, and compensation that will be provided to me by the Company.

SECTION ONE: SERVICES TO BE PROVIDED; MANNER AND MEANS OF SERVICES:

     (a) Services as a Representative. If I am affiliated with the Company as a Representative, my services will consist of selling investments and other products sponsored or approved by the Company ("Authorized Products") to clients ("Clients") and servicing Client accounts ("Accounts") in accordance with (i) the terms of this Agreement, (ii) the rules of the National Association of Securities Dealers, Inc. ("NASD"), (iii) applicable federal, state and local laws and (iv) any policies and procedures which the Company may, in its sole discretion, adopt from time to time to satisfy its regulatory obligations under the NASD's rules and federal and state law with respect to supervision, training, and compliance ("Regulatory Obligations").

     I understand that the Company will exercise no control over the time, place and manner in which I perform services, except to the extent required to satisfy its Regulatory Obligations. I understand that any training required by the Company will be limited to that which is required to meet its Regulatory Obligations. I further understand that it is my responsibility to obtain all required securities and insurance licenses before engaging in any sales activities, to comply with the laws, regulations, and Company policies that apply to my activities, and to act ethically, honestly, and in the best interests of Clients at all times.

     (b) Services as a Manager. If I am affiliated with the Company as a Manager, my services will consist of (i) supervising one or more sales offices or Representatives in accordance with the Company's policies and procedures,
(ii) providing Representatives with such initial and ongoing training as the Company deems necessary to comply with its Regulatory Obligations, and (iii) carrying out such other duties and responsibilities as may be assigned by the Company. I will also be permitted to sell Authorized Products to Clients and to service Client Accounts, as long as such activities do not, in the opinion of the Company, interfere with my supervisory responsibilities. I understand that the Company reserves the right, at its sole discretion, to select those Associated Persons who will be offered the opportunity to become Managers.

SECTION TWO: STATUS AS AN INDEPENDENT CONTRACTOR OR EMPLOYEE:

     (a) Registered Representatives. If I am associated with the Company as a Representative, I will be treated as an independent contractor and not as an employee for federal tax purposes and will be personally responsible for (i) paying all employment-related federal, state and local taxes (including, but not limited to, federal Self-Employment Contribution Act taxes) as well as income taxes imposed on compensation received pursuant to this Agreement, (ii) making all required deposits of such taxes, and (iii) filing all appropriate tax returns and information reports related to such taxes.

     (b) Managers. If I am associated with the Company as a Manager, I will be treated as an at-will employee for federal tax purposes.

SECTION THREE: COMPENSATION:

     (a) Compensation as a Representative. As a Representative, my compensation will consist solely of (i) commissions ("Commissions") on sales of Authorized Products at the rates and under the conditions set forth in the Commission schedules ("Commission Schedules") that are in effect at the time the Commissions are earned, (ii) service and other fees for providing ongoing service and advice to Clients ("Service Fees") at the rates and under the conditions set forth in the Commission Schedules in effect at the time that the Service Fees are earned, and (iii) such bonuses, prizes, fees and other benefits as may, from time to time, be awarded by the Company in its sole discretion.

     I understand that the Company's principal purpose is to serve as the distributor for its own family of mutual funds and variable insurance products, that the Commissions, Service Fees and other compensation paid to Representatives with respect to those products are based upon the assumption that Clients will maintain the products for the long-term, and that any action on my part to induce Clients to liquidate such products prematurely without the Company's consent would be inconsistent with the basis on which I will be compensated.

     (b) Compensation as a Manager. As a Manager, my compensation will consist of (i) overrides, to the extent permitted by law, on Commissions, Service Fees and other compensation earned by Representatives whom I supervise ("Overrides") at the rates and under the conditions set forth in the Override schedules ("Override Schedules") which are in effect at the time the Commissions and Service Fees are earned, (ii) such bonuses, prizes, fees and other benefits as may, from time to time, be awarded by the Company in its sole discretion and

(iii) Commissions and Service Fees on my personal sales and personal servicing of Client Accounts at the rates and under the conditions set forth in the then-current Commission Schedules.

     (c) Terms and Conditions Relating to Compensation. I understand that: (i) Commissions, Service Fees and Overrides (if applicable) are not earned until all required paperwork is submitted "in good order" and the Company receives and becomes legally entitled to retain the payments from which such compensation is to be paid; (ii) bonuses and prizes are not earned until they are awarded and thus I must be affiliated with the Company at the time bonuses and prizes are awarded to receive them; (iii) Service Fees are paid only for continuing service to Client Accounts and the Company reserves the right to determine the conditions under which Service Fees are to be paid and their amounts; (iv) the Company may at any time, in its sole discretion, with prior notice, terminate or modify any Commission, Override, Service Fee, or other compensation schedule, including its conditions, as it applies to new sales and services; (v) additional investments to existing accounts constitute new sales for purposes of Commissions, Overrides, bonuses, prizes, and awards, unless the customer is considered by the Company to be contractually committed to make them; (vi) the Company may temporarily withhold, from Commissions, Overrides, bonuses, prizes, awards and other compensation, amounts sufficient to protect the Company against refunds to customers; (vii) and the failure of the Company to withhold money from any payment made to me shall not be deemed a waiver of the Company's right to collect any debt I owe to the Company.

     (d) Expenses. I am solely responsible for paying any expenses that I incur in rendering services under this Agreement, other than expenses that are expressly assumed by the Company in writing.

SECTION FOUR: REFUNDS; CHARGEBACKS; LOANS:

     The Company reserves the right, in its sole discretion, to refund to any Client all or part of any payment made by the Client in connection with the purchase of any Authorized Product. In the event that the Company makes any refund to a Client relating to any Authorized Product, I will be responsible for repaying to the Company all or any portion of any Commission, Override, or other compensation that I have received which was attributable to the Product without regard for whether I was at fault, provided that no repayment shall be required for any refund made to a purchaser of a periodic payment plan in accordance with any refund privilege provided by federal or state law if the Commission, Override, or other compensation was paid on a non-recourse basis.

     In the event that  monies are  transferred  to me by the Company (or any of
its  affiliates)  over  and  above  the  amounts  earned  through   Commissions,
Overrides,  and other  compensation  or

I become responsible for repaying any monies as a result of refunds, I agree that such monies shall be loans to me from the Company ("Loans"). Upon the termination of this Agreement, any Loan that I owe will become immediately due and payable without need for demand. If I do not immediately repay any Loan in full upon demand or termination of my affiliation with the Company, I will also pay interest, compounded monthly, on the balance due at the current prime rate as published from time to time in the Wall Street Journal multiplied by 1.4. I grant the Company a lien on, and the right to take, any compensation, payment, or benefit that is due or that may become due to me to offset any unpaid Loan. This right of offset does not limit in any way the Company's right to take legal action to collect any Loan. If a Loan is placed in the hands of any agency or attorney for collection, I will also be responsible for paying the costs of collection, including attorney fees.

SECTION FIVE: COVENANTS:

     (a) Client Information. I understand and agree that all information maintained by the Company regarding Client Accounts ("Client Information"), including the names, addresses, phone numbers, account numbers, and financial histories and profiles of Clients, is the sole and exclusive property of the Company and is entitled to the status and protection of trade secrets. I will not divulge or reveal Client Information to any third party and under no circumstances will I reveal or permit such information to become known by any competitor of the Company either during my affiliation with the Company or at any time thereafter. On or before termination of my affiliation with the Company, I will return all records containing Client Information, whether in original, duplicated, computerized, handwritten, or other form, and I will not attempt to reconstruct such information from memory after my termination.

     (b) Solicitation of Clients. I agree that at no time during the term of this Agreement or for one year after its termination will I, directly or indirectly, without the Company's consent, attempt to solicit, by mail, phone, personal meeting, or any other means, any Client (other than my spouse or a member of my family) whose Account I serviced or whose name became known to me during my affiliation with the Company: (i) to transfer his or her Account to any other broker-dealer or financial services firm; (ii) to open a new account with any other broker-dealer or financial services firm; or, (iii) to close his or her Account, liquidate Authorized Products, or otherwise discontinue his or her association with the Company and its products.

     I understand and agree that the prohibitions on solicitation of Clients apply whether the Clients are obtained through my own efforts or as the result of reassignments of house accounts, seminars, advertising, or other means. I understand that, while I may develop Clients from contacts with friends and acquaintances that I may have had prior to my affiliation with the Company, in doing so I will be using the Company's name, good will, and resources.

     I also understand and agree that the terms "solicit" and "solicitation" are to be construed broadly to include any contact or communication of any kind whatsoever with a Client, including an announcement of new employment, that is intended or reasonably likely to invite, encourage or induce any such person to do business with me at another broker-dealer or financial services firm, to liquidate (partially or entirely) Authorized Products sold by the Company, or to close (partially or entirely) Accounts with the Company.

     (c) Solicitation of Associated Persons. At no time during the term of this Agreement or for one year after its termination will I, directly or indirectly, solicit any Representative, Manager, or employee of the Company or any of its affiliates (collectively, "Associated Person") to terminate his or her affiliation or to breach or terminate any contract with the Company or any of its affiliates. The term "solicit" is to be broadly construed, in the manner previously indicated, to include all communications that are intended or reasonably likely to invite, encourage, or induce an Associated Person to terminate an affiliation.

SECTION SIX: REMEDIES:

     (a) Injunctive and Other Equitable Relief: If I violate any of the covenants of Section Five of this Agreement, the Company shall be entitled to obtain injunctive and other equitable relief from the NASD or any court of competent jurisdiction to prevent any further breach of such Agreement and to prevent me from being unjustly enriched by the violation. Equitable relief may include an order requiring that I disgorge any profit that I have made or will make as the result of the violation, including any Commissions, Overrides (if applicable), Service Fees, advisory fees, wrap fees or other fees that I have earned or will earn, as a result of the violation.

     (b) Actual Damages. In addition to injunctive and equitable relief that may be available, the Company shall be entitled to recover from me any actual damages that result from the violation of any of the terms of this Agreement, including the loss of Service Fees, management fees, advisory fees, and other fees that could have been earned by the Company and its affiliates if Client Accounts and Authorized Products had not been liquidated or transferred in violation of Section Five of this Agreement. I agree that I will not contest the Company's legal authority or standing to collect such damages in any proceeding brought to enforce this Agreement.

     (c) Liquidated Damages. Because actual damages may be difficult to quantify, I agree that the Company shall be entitled to obtain liquidated damages in the amounts of: (i) two times the compensation over the prior twelve months of any Associated Person who is induced to terminate his or her affiliation with the Company as the result of any violation of Section Five, which sum is intended to compensate the Company for the costs of recruiting, training, and developing a replacement; (ii) two times the gross Commissions generated in connection with any liquidations and reinvestments of Authorized Products that are induced by any violation of Section Five, which sum is intended to compensate the Company for the costs incurred in selling Authorized Products and the profits that are lost by the Company and its affiliates as the result of the liquidation of such Products;
(iii) two times the annual Service Fees generated on Client Accounts that are transferred to a new broker-dealer or financial services firm as the result of a violation of Section Five, which sum is intended to compensate the Company for the loss of Service Fee income on accounts that are improperly solicited; and,
(v) $10,000 (increased annually after 1996 for inflation based upon the Consumer Price Index) for any other violation of this Agreement.

     (d) Non-Exclusivity of Remedies. I agree that the Company shall be entitled to seek actual damages, disgorgement, and liquidated damages as alternative remedies in the same proceeding. It shall also be entitled to obtain injunctive relief, irrespective of whether damages are sought or obtained.

     (e) Attorney Fees, Costs and Indemnification. I agree that I will pay the Company's attorney's fees and costs if it is required to file a lawsuit, complaint or NASD petition to enforce its rights under this Agreement as a result of a violation by me of any of the provisions of this Agreement. I also agree to indemnify and hold the Company harmless from claims of third parties that arise from my violation of any of the terms of this Agreement.

SECTION SEVEN: WAIVER:

     Failure or delay on the part of the Company to exercise any right, power or privilege under this Agreement shall not operate as a waiver of such right, power or privilege. Nor shall any single or partial exercise of any right, power or privilege preclude any further exercise of the same or any other right, power or privilege.

SECTION EIGHT: NOTICE:

     I agree to notify the Company immediately in writing of the happening of any event which constitutes a breach of the terms of this Agreement, which results in the cessation of my right to receive payment of Commissions, Overrides, Service Fees or other compensation under this Agreement, or which could otherwise affect the interests of the Company or its affiliates.

SECTION NINE: AUTHORITY:

     I shall have no authority by any statement, promise, representation, agreement or contract of any kind to bind the Company to any contract with any third party or to waive any of the Company's rights or requirements (or those of any affiliate of the Company).

SECTION TEN: ARBITRATION; CHOICE OF LAW; FORUM:

     I understand and agree that any dispute between me, the Company, or any of its officers, directors, Associated Persons, or affiliates, concerning this Agreement, my affiliation with the Company, or any other matter shall be settled through binding arbitration under the NASD's Code of Arbitration, provided that the Company shall be entitled to seek injunctive and other equitable relief in any court of law having jurisdiction to the extent permitted under NASD rules. This Agreement and its enforcement shall be construed in accordance with, and shall be governed by, the laws of the State of New York.

SECTION ELEVEN: TERMINATION OF AGREEMENT:

     The Company may terminate this Agreement at any time by filing a notice of termination with the NASD in accordance with the NASD's rules. This Agreement shall also terminate upon notice by me or by my death.

SECTION TWELVE:  ENTIRE  AGREEMENT;  PREVIOUS  AGREEMENTS;  AMENDMENTS;  INVALID
PROVISIONS:

     This is the entire agreement between the Company and myself. Any and all previous agreements with respect to compensation, services, and affiliations between the Company and myself are hereby terminated, cancelled and superseded by this Agreement, as of the date hereof, unless otherwise separately agreed to in writing. This Agreement may not be modified, amended or waived by the Parties, except by a written instrument duly executed by an Executive Officer of the Company. The invalidity or unenforceability of any section or subsection of this Agreement shall not affect the other sections or subsections hereof. Moreover, a court of competent jurisdiction or an NASD arbitration panel shall have the authority to strike, amend, or "blue pencil" any section, subsection, or portion of this Agreement to the extent necessary to make it valid and enforceable.

SECTION THIRTEEN: SURVIVAL:

     Sections, Three, Four, Five, Six, Seven, Eight, Nine, Ten, and Twelve of this Agreement shall survive the termination of this Agreement.

SECTION FOURTEEN: ACKNOWLEDGEMENTS:

     I acknowledge that I have had the opportunity to read this Agreement in its entirety before signing it, to ask the Company questions about this Agreement, and to seek the advice of my own legal counsel (at my own expense). I also acknowledge that I understand the terms of this Agreement and knowingly and freely agree to abide by them. IN WITNESS WHEREOF, the Associate and the Company have duly executed this Agreement on this_____day of ____________, ________.


                                   THE ASSOCIATE



____                               _____________________________________________
                                              Associate's Signature



____                               _____________________________________________
                                              Associate's Name (Print)


____                               _____________________________________________
                                              Street Address


____                               _____________________________________________
                                   City,      State                Zip Code


Office No._______                  FIRST INVESTORS CORPORATION


Recommended by:________________________


                                   BY:__________________________________________
                                              Authorized Officer

                           FIRST INVESTORS CORPORATION
                    SALES REPRESENTATIVE COMMISSION CONTRACT

                     SCHEDULE A LEVEL I (Effective 04/01/95)

                  For Representatives who became licensed with
                           First Investors Corporation
                       on December 23, 1991 or thereafter.

A Registered Representative earns commission based on the following:

                           Bonusable Earnings Schedule

New Representatives will be personally supervised during initial sales training and will earn income on FIC products based on the following schedule:

Proprietary                First Year Payments                First Investors Life               Cash Sales of
Products *                 on Contractual Plans                                                  Outside Mutual Funds**
(% of Sales                (% of Sales Charge)                Actual First Year                  (% of Dealers Concession)
Charge)                                                       Commissions on
                                                              Variable Life
  25%                              20%                        and Variable Annuity                       22%

This applies until the Representative has successfully completed the Supervised Training Program (generally, $2,500 in FIC earnings, with Representative having demonstrated sufficient knowledge and ability), at which time the following Schedule A earnings schedule will then apply:

Proprietary                First Year Payments                First Investors Life               Cash Sales of
Products *                 on Contractual Plans                                                  Outside Mutual Funds**
(% of Sales                (% of Sales Charge)                Actual First Year                  (% of Dealers Concession)
Charge)                                                       Commissions on
                                                              Variable Life
  40%                              32%                        and Variable Annuity                       35%

        Contractual Plan Continuing Commissions (not Bonusable Earnings)

On contractual plans, the continuing commission rate applicable to the sales charge received by the company on each of the payments NO. 24, 36, 48, etc. up to payment No. 120 or 180 is:

                           On the 10 year plan - 185%
                           On the 15 year plan - 230%

                                PAYMENT OF BONUS

At the end of each calendar quarter, the appropriate Bonus % from the Bonus Table will be applied to all year-to-date Eligible Bonusable Earnings to get the Bonus. The Bonus will be reduced by any amount paid in previous quarters for that calendar year.

Eligible Bonusable Earnings are Bonusable Earnings excluding First Investors Life earnings.

Bonuses will be paid within 20 days of the end of each calendar quarter but only if you are fully licensed and under contract with FIC on the payable date.